As filed with the Securities and Exchange Commission on May 23, 2012

Registration No.’s 333-142185, 333-152414 and 333-168199

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-142185

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-152414

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-168199

UNDER THE SECURITIES ACT OF 1933

Comverge, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3543611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5390 Triangle Parkway, Suite 300
Norcross, Georgia 30092	30092
(Address of Principal Executive Offices)	(Zip Code)

The Care Group, Inc.—1993 Stock Option Plan, 1995 Stock Option Plan and Employment dated May 15, 1989, with Anthony J. Esposito, Jr.

Comverge, Inc.—1998 Stock Option Plan and 2002 Stock Incentive Plan

(Full title of the plan)

R. Blake Young

President and Chief Executive Officer

5390 Triangle Parkway, Suite 300

Norcross, Georgia 30092

(678) 392-4954

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James S. Rowe

Michael H. Weed

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of Comverge, Inc. (“Comverge”):

Registration Statement on Form S-8 (File No. 333-142185) pertaining to the registration of 4,158,037 shares of Comverge’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Comverge, Inc. 2006 Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 333-152414) pertaining to the registration of 2,000,000 shares of Comverge’s Common Stock issuable under the Comverge, Inc. 2006 Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 333-168199) pertaining to the registration of 1,400,000 shares of Comverge’s Common Stock issuable under Comverge’s 1998 Stock Option Plan and 2002 Stock Incentive Plan.

Peak Merger Corp., a Delaware corporation (“Merger Sub”), Peak Holding Corp., a Delaware corporation (“Parent”), and Comverge entered into an agreement and plan of merger (the “Merger Agreement”) dated March 26, 2012, which contemplated, among other things, the merger of Merger Sub with and into Comverge (the “Merger”), with Comverge continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. The Merger was consummated on May 15, 2012.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Comverge has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements, which remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on May 23, 2012.

COMVERGE, INC.

By:	/S/ R. BLAKE YOUNG
Name:	R. Blake Young
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

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